AMENDMENT TO MERGER AGREEMENT

THIS AGREEMENT is made as of 12th day of September, 2006

AMONG:

CONTINENTAL MINERALS CORPORATION, a company
existing under the laws of the Province of British Columbia,
Canada

(“Continental”)

AND:

GREAT CHINA MINING, INC., a company
existing under the laws of the State of Nevada, USA

(“Great China”)

AND:

CONTINENTAL MERGER INC., a company
existing under the laws of the State of Nevada, USA

(“Mergeco”)

WHEREAS:

(A) The parties hereto entered into that merger agreement dated as of May 29, 2006 (the “Merger Agreement”) with respect to the merger of Mergeco into Great China and other related matters; and

(B) The parties agreed to amend the Merger Agreement as set out below.

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.   On page 3 of the Merger Agreement, at §1.1, the definition of “Exchange Ratio” is changed to read:

“Exchange Ratio” means the ratio which determines the number of Continental Shares that are to be issued on completion of the Merger for all of the Great China Shares based on 36,011,384 to be reduced proportionately for any Dissenting Shares, divided by 316,335,575 subject to reduction by any Dissenting Shares and which Exchange Ratio, as of September 12, 2006, is 0.1138392.

2.   On page 3 of the Merger Agreement, at §1.1, the definition of “Termination Date” is hereby amended to read:

“Termination Date” means December 31, 2006 or such other date as may be mutually agreed by the parties to this Agreement.

3.   On page 38 of the Merger Agreement, at §5.6, subparagraph (b) that reads “such financing may be completed in full or in part on or before August 7, 2006 and may be contingent upon the Merger completing or not; and” shall be deleted and the word “and” shall be added to the end of §5.6(a) .

4.   On page 38 of the Merger Agreement, at §5.7, the name of Wei Shao shall be deleted and the words “A nominee of Great China” shall be substituted therefore.

5.   At Schedule C to the Merger Agreement, the Plan of Merger is amended as follows:

(a)   the heading of the Plan of Merger is now amended to read “Amended Plan of Merger”;

(b)   at §7(a) of the Plan of Merger on page 3 thereof, the number “36,000,000” is amended to read “36,011,384”; and

(c)   the Plan of Merger is otherwise amended in accordance with the Amended Plan of Merger attached hereto and which shall be substituted for the Plan of Merger in Schedule C to the Merger Agreement.

6.   At Schedule F to the Merger Agreement, §6, which references all the agreements and documents necessary to complete the purchase of the mineral interests, shall on the third line be amended by deleting the words “thirty (30) days” and substituting them with the words “a reasonable time”.

7.   The Merger Agreement as amended herein shall continue in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first written above.

CONTINENTAL MINERALS CORPORATION

Per:	/s/ Continental Minerals Corporation
President and CEO

Per:
Authorized Signatory

GREAT CHINA MINING, INC.

Per:	/s/ Great China Mining, Inc.
Authorized Signatory

Per:
Authorized Signatory

CONTINENTAL MERGER INC.

Per:	/s/ Continental Merger Inc.
Authorized Signatory

Per:
Authorized Signatory